Exhibit 107.1
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations under the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “Plan”) (1)	Rule 457(h)	$150,000,000	100%	$150,000,000(2)	$92.70 per $1,000,000	$13,905
Total Offering Amounts					$150,000,000.00		$13,905
Total Fee Offsets							—
Net Fee Due							$13,905

(1)	The Deferred Compensation Obligations are unsecured obligations of Marriott Vacations Worldwide Corporation to pay deferred compensation in the future in accordance with the terms of the Plan.
(2)	Estimated solely for purposes of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon an estimate of the amount of compensation participants may defer under the Plan.